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                                                                     EXHIBIT 4.2

                             COMPENSATION AGREEMENT

         This Compensation Agreement is dated as of November 15, 2002 among iBiz Technology, Inc., a Nevada corporation (the "Company") and Sichenzia Ross Friedman Ference LLP ("Consultants").

         WHEREAS, the Consultants have provided and will continue to provide the Company with legal services in connection with their business; and

         WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1. The Company will issue Two Million shares of the Company's common stock, $.001 par value per share, to Gregory Sichenzia.

         2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            iBIZ TECHNOLOGY CORP

                                            /s/Kenneth W. Schilling
                                            -----------------------
                                            President


                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP


                                            /s/Gregory Sichenzia
                                            --------------------
                                            Gregory Sichenzia, Partner